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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 8)*

Infocrossing, Inc.
(Name of Issuer)
Common Stock, $0.01 par value per share
(Title of Class of Securities)
205265101
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	205265101

1	NAMES OF REPORTING PERSONS: Cahill, Warnock Strategic Partners Fund, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	52-1970619

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		836,270

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		836,270

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	836,270

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	205265101

1	NAMES OF REPORTING PERSONS: Strategic Associates, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	52-1991689

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		836,270

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		836,270

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	836,270

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	205265101

1	NAMES OF REPORTING PERSONS: Cahill, Warnock Strategic Partners, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	52-1970604

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		836,270

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		836,270

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	836,270

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	205265101

1	NAMES OF REPORTING PERSONS: Camden Partners Strategic Fund II-A, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	06-1589837

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		836,270

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		836,270

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	836,270

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	205265101

1	NAMES OF REPORTING PERSONS: Camden Partners Strategic Fund II-B, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	06-1589834

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		836,270

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		836,270

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	836,270

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	205265101

1	NAMES OF REPORTING PERSONS: Camden Partners Strategic II, LLC

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	06-1589836

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		836,270

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		836,270

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	836,270

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	205265101

1	NAMES OF REPORTING PERSONS: David L. Warnock

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		836,270

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		836,270

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	836,270

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	205265101

1	NAMES OF REPORTING PERSONS: Donald W. Hughes

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		836,270

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		836,270

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	836,270

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

This Schedule 13G Amendment No. 8 (this “Amendment”) amends without restating the Schedule 13G filed July 6, 1998 (the “Original 13G”) and each of its subsequent amendments including Schedule 13G Amendment No. 5 filed on October 31, 2003 (“Amendment No. 5”). Except as specifically amended below, the Original 13G and its subsequent amendments shall remain as such were in effect immediately prior to this Amendment. Capitalized terms not defined in this Amendment shall have their respective meanings as set forth in Amendment No. 5.
Item 2(b). Address of Principal Business Office or, if none, Residence
     The principal place of business of CWSP Fund, SA, CWSP, CPS II-A, CPS II-B, CPS, Warnock, and Hughes is 500 East Pratt Street, Suite 1200, Baltimore, Maryland 21202.
Item 4.
     The fifth paragraph of Item 4(a) is hereby deleted and replaced in its entirety by the following:
     All calculations of beneficial ownership percentages herein assume that the Issuer had the same 21,736,569 shares of its Common Stock outstanding on December 31, 2006 as it had outstanding on November 6, 2006, as reported by the Issuer in a Form 10-Q filed by the Issuer on November 9, 2006.
     The sixth paragraph of Item 4(a), Item 4(b), and Item 4(c) are hereby deleted and replaced in their entirety by the following:
     The securities directly beneficially owned by the Funds are:

CWSP Fund:	515,938 shares of Common Stock

SA:	12,188 shares of Common Stock

CPS II-A:	290,888 shares of Common Stock

CPS II-B:	17,256 shares of Common Stock
     (b) Percent of class:

Cahill, Warnock Strategic Partners Fund, L.P.	3.8%
Strategic Associates, L.P.	3.8%
Cahill, Warnock Strategic Partners, L.P.	3.8%
Camden Partners Strategic Fund II-A, L.P.	3.8%
Camden Partners Strategic Fund II-B, L.P.	3.8%
Camden Partners Strategic II, LLC	3.8%
David L. Warnock	3.8%
Donald W. Hughes	3.8%
     (c) Number of shares as to which the person has:
          (i) Sole power to vote or to direct the vote:

Cahill, Warnock Strategic Partners Fund, L.P.	0
Strategic Associates, L.P.	0
Cahill, Warnock Strategic Partners, L.P.	0
Camden Partners Strategic Fund II-A, L.P.	0
Camden Partners Strategic Fund II-B, L.P.	0
Camden Partners Strategic II, LLC	0
David L. Warnock	0
Donald W. Hughes	0
          (ii) Shared power to vote or to direct the vote:

Cahill, Warnock Strategic Partners Fund, L.P.	836,270
Strategic Associates, L.P.	836,270
Cahill, Warnock Strategic Partners, L.P.	836,270
Camden Partners Strategic Fund II-A, L.P.	836,270
Camden Partners Strategic Fund II-B, L.P.	836,270
Camden Partners Strategic II, LLC	836,270
David L. Warnock	836,270
Donald W. Hughes	836,270
          (iii) Sole power to dispose or to direct the disposition of:

Cahill, Warnock Strategic Partners Fund, L.P.	0
Strategic Associates, L.P.	0
Cahill, Warnock Strategic Partners, L.P.	0
Camden Partners Strategic Fund II-A, L.P.	0
Camden Partners Strategic Fund II-B, L.P.	0
Camden Partners Strategic II, LLC	0
David L. Warnock	0
Donald W. Hughes	0
          (iv) Shared power to dispose or to direct the disposition of:

Cahill, Warnock Strategic Partners Fund, L.P.	836,270
Strategic Associates, L.P.	836,270
Cahill, Warnock Strategic Partners, L.P.	836,270
Camden Partners Strategic Fund II-A, L.P.	836,270
Camden Partners Strategic Fund II-B, L.P.	836,270
Camden Partners Strategic II, LLC	836,270
David L. Warnock	836,270
Donald W. Hughes	836,270

Item 5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following box: ☑
     This statement reports that Cahill, Warnock Strategic Partners Fund, L.P.; Strategic Associates, L.P.; Cahill, Warnock Strategic Partners, L.P.; Camden Partners Strategic Fund II-A, L.P.; Camden Partners Strategic Fund II-B, L.P.; Camden Partners Strategic II, LLC; David L. Warnock; and Donald W. Hughes have ceased to be beneficial owners of more than five percent of the Common Stock of the Issuer hereunder.
Item 10. Certification
     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
Exhibits
     Exhibit 1 – Agreement regarding filing of joint Schedule 13G (attached).
     Exhibit 2 – Power of Attorney for David L. Warnock (previously filed as Exhibit 2 to Schedule 13G/A filed by the Reporting Persons with respect to Kennedy-Wilson, Inc. on February 21, 2003, incorporated herein by reference).

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 12, 2007

Cahill, Warnock Strategic Partners Fund, L.P.

By:	Cahill, Warnock Strategic Partners, L.P., its general partner

/s/ Donald W. Hughes

Name:	Donald W. Hughes
Title:	General Partner

Strategic Associates, L.P.

By:	Cahill, Warnock Strategic Partners, L.P., its general partner

/s/ Donald W. Hughes

Name:	Donald W. Hughes
Title:	General Partner

Cahill, Warnock Strategic Partners, L.P.

/s/ Donald W. Hughes

Name:	Donald W. Hughes
Title:	General Partner

Camden Partners Strategic Fund II-A, L.P.

By: Camden Partners Strategic II, LLC, its general partner

/s/ Donald W. Hughes

Name: Donald W. Hughes
Title: Managing Member

Camden Partners Strategic Fund II-B, L.P.

By: Camden Partners Strategic II, LLC, its general partner

/s/ Donald W. Hughes

Name: Donald W. Hughes
Title: Managing Member

Camden Partners Strategic II, LLC

/s/ Donald W. Hughes

Name: Donald W. Hughes
Title: Managing Member

David L. Warnock

/s/ Donald W. Hughes, Attorney-in-Fact

Donald W. Hughes

/s/ Donald W. Hughes